Exhibit 99.2

Public Relations Contact

Jodi Sorensen

Adobe Systems Incorporated

408-536-2084

jsorensen@adobe.com

Investor Relations Contact

Mike Saviage

Adobe Systems Incorporated

408-536-4416

ir@adobe.com

Adobe Names Kelly J. Barlow to its Board of Directors

SAN JOSE, Calif. — Dec. 5, 2012 — Adobe Systems Incorporated (Nasdaq: ADBE) today announced the expansion of its board of directors from 12 to 13 members, and the addition of a new board member, effective Dec. 4, 2012.

Joining Adobe’s board is Kelly J. Barlow, a partner with ValueAct Capital who also serves on the board of directors of KAR Auction Services, Inc. He previously served on the boards of directors of Allscripts Healthcare Solutions, Inc. and SIRVA, Inc.

“We are pleased that Kelly has joined our board of directors,” said John Warnock and Chuck Geschke, co-chairmen of the board, Adobe. “His experience and financial expertise will bring significant value to our board, and we look forward to adding a strong shareholder perspective.”

“I’m pleased to join Adobe’s board of directors,” said Barlow. “It’s an exciting time for Adobe as the company positions itself for long-term growth and leadership in digital media and digital marketing. I’m looking forward to working with the company’s leadership team and the board of directors, and being part of the transformation of this iconic brand.”

Barlow has been a partner of ValueAct Capital, a San Francisco based investment firm with over $8 billion under management, since 2003 and has led many of the fund’s core investments.  Prior to joining ValueAct, Barlow worked at EGM Capital, where he served primarily as portfolio manager.  Prior to EGM, he worked at Wells

Capital Management, a wholly-owned subsidiary of Wells Fargo Bank.  Barlow has a bachelor’s degree from California State University, Chico and is a CFA charterholder.

About Adobe Systems Incorporated

Adobe is changing the world through digital experiences. For more information, visit www.adobe.com.

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